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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of The Charles Schwab Corporation of our report dated January 31, 2000, on our audits of the consolidated financial statements of U.S. Trust Corporation and its subsidiaries as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, which report is included in the Current Report on Form 8-K of The Charles Schwab Corporation dated July 18, 2000. We also consent to the references to us under the heading "Experts" in this Amendment No. 1 to the Registration Statement on Form S-3.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
New York, New York
December 1, 2000